Exhibit 99.1

Conference Call Transcript LRN — Q1 2010 K12 INC Earnings Conference Call Event Date/Time: Nov. 06. 2009 / 8:30AM ET

CORPORATE PARTICIPANTS

Keith Haas

K12 Inc. — SVP — Finance and IR

Ronald Packard

K12 Inc. — CEO

CONFERENCE CALL PARTICIPANTS

Suzanne Stein

Morgan Stanley — Analyst

Kelly Flynn

Credit Suisse — Analyst

Ariel Sokol

Wedbush Morgan Securities Inc. — Analyst

Sara Gubins

Bank of America Merrill Lynch — Analyst

Amy Junker

Robert W. Baird & Co., Inc. — Analyst

Jeffrey Silber

BMO Capital Markets — Analyst

Charles Kantor

Neuberger Berman — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2010 K12 Inc. Earnings Conference Call. My name is Ann and I will be your coordinator for today’s call.

(Operating Instructions)

As a reminder this conference is being recorded for replay purposes. At this time, all participants are in listen only mode. We will be facilitating a question and answer session following the presentation. I would now like to turn the presentation over to Mr. Keith Haas, Senior Vice President — Finance and Investor Relations. Please proceed, sir.

Keith Haas - K12 Inc. — SVP — Finance and IR

Thank you. Good morning and welcome to the K12 First Quarter Fiscal Year 2010 Earnings Conference Call. Before we begin, the company would like to remind you that statements made during this conference call that are not historical facts may be considered forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied.

In addition, this conference contains time sensitive information that reflects management’s best analysis only as of the date of this live call. K12 does not undertake any obligation to publicly update or revise any forward-looking statements.

For further information concerning issues that can materially affect financial performance related to forward-looking statements, please refer to K12’s Form 10-Q and 10-K filings with the SEC. These filings can be found on the investor relations section of our website www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principles in the US or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release and is also posted on our website.

This call is open to the public and is being webcast simultaneously on our website. The call will be available for replay there for 60 days. With me on today’s call is Ron Packard, founder and Chief Executive Officer. Following our prepared remarks, we will answer any questions you may have. I will now turn the call over to Ron.

Ronald Packard - K12 Inc. — CEO

Good morning and welcome to K12’s First Quarter Fiscal Year 2010 Earnings Call. Since our September call, I am pleased to report that K12 has had a continuous stream of positive developments. These developed included enrollment increased to over 69,000 students in the virtual public schools we serve, the opening of two new states, and quarterly revenue in excess of $100 million for the first time in our history.

This is strong proof that virtual education continues to increase in popularity in the United States even in the midst of a recession. It’s during these times we believe it is imperative to continue to invest in our curriculum and systems — not only to maintain our leadership position in this high growth market, but to extend it as well.

Beyond these financial metrics, we were especially pleased to report that the Pennsylvania Department of Education has halted the charter revocation hearings involving Agora. Moreover, all of the Agora related litigation has been settled under the supervision of a federal judge. As a result, Agora students will continue to receive the same high quality education to which they have become accustomed.

As I noted, in the past month we opened virtual schools in two new states — Virginia and Alaska. This brings our total for the year to four new states with Oklahoma and Wyoming being the other two. We also opened a virtual state-wide program in Indiana.

K12 managed schools now serve public school students in 25 states bringing us halfway to our manifest destiny of serving students in every state. We believe enrollment in these four states were relatively modest this year, but has the potential to grow at very high rates in the coming years.

In addition to the new states, the enrollment caps in Texas and South Carolina were increased this year.

We continue to work to give parents a virtual school option in every state and will not rest until every student has access to a K12 education.

While not surprising, it’s encouraging to see states adopting this cost effective option in this budgetary environment. They realize that the public virtual education model is an attractive value because these schools are generally funded at a lower per pupil rate than traditional brick and mortar schools and can accommodate student population growth without the cost and time of new school construction.

We continue to build our management team to enable and support our rapid growth. One positive consequence in these times is that top quality people have become available and we intend to capitalize on that opportunity.

In that respect, I also want to give you an update on the status of our search for a new CFO. We are at the stage of interviewing finalists for the position and the decision should be forthcoming in the very near future.

As we alluded to in the last call, this year’s school launch was almost flawless as 99.4% of customers received their materials two weeks early. Additionally, our systems performance was excellent. We also trained over a thousand teachers in the most effective techniques for online instruction by the time school opened.

Turning to our international business, the K12 International Academy is now fully operational and we have enrolled students from 45 different countries, including the United States. This school enables students from all over the world to access K12’s innovative curriculum, systems and teaching practices. This private tuition based school is not yet profitable, but it has grown by almost 150% since last fall.

As you are all well aware, state education budget reductions have hit the funding for all public schools and may persist in several states. We have modeled out the budget decreases we are aware of; however, because our growth is determined primarily by enrollments as opposed to funding increases, we believe that K12 can continue to growth both revenue and enrollments.

Additionally, based on preliminary research, we believe the enrollment growth would have been even stronger if not for the recession.

Our first quarter results demonstrate our ability to grow in this environment. We completed the quarter with revenues of $106.3 million, an increase of 20% over last year. As I mentioned, this is our first quarter where revenue has exceed $100 million.

Our EBITDA for the first quarter was $18.9 million, 39% higher than last year’s amount. In addition, our EBITDA was adversely affected because the average price per student in virtual academies declined slightly due to state budget funding reductions.

EBITDA margin increased by 250 basis points during the first quarter. For the full fiscal year, we anticipate that improvement will be in the 100 to 200 point range that we’ve previously discussed.

The demand for our products and services remains strong and we are looking forward to the coming year. We are therefore increasing our guidance from our last call and now expect revenue to be between $380 million and $390 million. Additionally, we expect operating income to be between $27 million and $31 million. This translates to EBITDA between $56 million and $60 million.

We expect to achieve this growth and margin improvement despite the investments we are making this year in our new business line and new states as these expenditures have a negative impact on both margin and earnings.

While we could increase operating margins at a faster rate in the near term, we are not convinced that delaying investments in our business would be in the best long term interests of our shareholders. These ancillary businesses should grow at rates much faster than the already high rate of our core business and, therefore, become a larger part of our business going forward.

We believe the market opportunity is there right now and we can maximize shareholder value by capitalizing opportunities to grow our core business at high rates and to take advantage of several significant targeted opportunities to leverage our existing assets.

These opportunities include global expansion, proliferation of our proprietary foreign language courses, and further introduction of our curriculum into the classroom and other adjacent markets.

Our optimism is supported by our experience and results over the past two fiscal years since our public offering. Over that period, our revenue has grown by 175% and our EBITDA by over 375%, which we achieved despite unprecedented funding reductions.

To continue on this path, we intend to invest both in student recruitment and educational quality which will allow us to capture a larger share of the demand for virtual education. Focusing on growth is not only the best way to build long term shareholder value, it is the way that we can help the greatest number of children.

At K12 we remain committed to delivering a world class education to all children regardless of geographic or economic circumstances.

Let me now turn the call over to Keith Haas to walk you through the first quarter financial highlights in more detail.

Keith Haas - K12 Inc. — SVP — Finance and IR

Thanks, Ron. Overall we are pleased with our first quarter results as revenues increased 20% to $106.3 million, from $88.6 million in the same period last year. Revenue growth was driven by a 23.7% increase in enrollments to 69,542 students.

Managed school enrollment as a percentage of total enrollment was relatively flat at 85.6% as compared to 85.4% last year. We have experienced increased growth in non-managed enrollments this quarter as a result of our dedicated sales team that has resulted in the signing of additional school districts.

Demand for our high school offering continues to grow. High school enrollments now comprise 23.4% of our total enrollments, up from 20.9% last year.

When we look at our enrollment growth from existing states, or states in which we have operated for more than one year, enrollments grew by 22%.

As Ron mentioned, we have opened schools in four additional states this year and enrollments in these states combined contributed 1.7% to enrollment growth.

Operating income increased by 38.1%, as compared to the prior year and increased 160 basis points as a percentage of revenues due to a 680 basis point decline in instructional costs and services as a percentage of revenues and a 40 basis point decline in product development expenses. These increases were partially offset by a 560 basis point increase in selling, administrative and other expenses as a percentage of revenues.

The 680 basis point decline in instructional costs and services expenses as a percentage of revenues was primarily due to two factors.

The first was lower cost to fulfill books and curriculum materials to students.

We experienced significantly lower freight expenses this quarter as we were able to reduce both the number of shipments per student and minimize expedited freight costs. We also experienced greater returns of books from students which further reduced our costs.

The second factor was productivity increases in our existing schools combined with higher overhead utilization. This improvement in instructional costs occurred despite losses or lower margins from our new businesses.

The 560 basis point increase in selling, administrative expenses was primarily due to increased marketing expenses, personnel costs, stock compensation, legal settlements, and professional services expenses.

Finally, turning to product development expenses, we realized a 40 basis point improvement as these expenses were relatively flat as compared to the first quarter of the prior year.

Interest expense for the quarter was $357,000 as compared to interest income of $107,000 last year. This interest expense is due to the interest on our capital lease balances. In addition, we continue to keep our excess cash balances invested in safe treasury money market funds which earn a relatively low yield.

For the quarter, our book tax rate was 43.6% as compared to 40.8% in the first quarter of the prior year. This increase was primarily attributable to one-time benefits in the first quarter of 2009.

I would like to take a minute to discuss the accounting for our joint venture. Our first quarter financial statements reflect the adoption of FASB’s recent accounting pronouncement for “non-controlling interests and consolidating financial statements.” This changes the accounting and reporting for minority interests.

The accounting pronouncement is described in our 10-Q. It basically changes the terms and locations of items on our financial statements that reflect our joint venture.

If you look at the income statement, you will see “net income” which was formerly “income before minority interests.” The next line – “add net loss non-controlling interest” — was formerly “minority interests,” and finally “net income K12 Inc.” was formerly “net income.”

Net income attributable to common stockholders per share is calculated by taking net income K12 Inc. and dividing by the number of shares.

For the first quarter, net income K12 Inc. was $7.1 million as compared to $5.9 million for the first quarter in the prior year. On a diluted basis, earnings per share increased to $0.24 from $0.20.

EBITDA, which is a key measure for how we evaluate our business, increased 38.8% to $18.9 million over the prior year.

Moving on to capital expenditures, capital expenditures for the quarter included investments of $3.4 million in curriculum and $2.9 million in equipment and systems. In addition, we financed purchases of student computers for $7.8 million, and other corporate technology of $1.2 million.

Student computer purchases were down from $12.5 million in the first quarter of the prior year as we benefited from lower unit prices, a reduction in orders relative to enrollment growth, and last year’s fleet refreshment.

Now I would like to address accounts receivable. For the first quarter, DSOs were 90 days as compared to 95 days for Q1 last year.

Looking sequentially, at the end of the first quarter, accounts receivable were approximately $107 million as compared to a June 30 or year end balance of $53 million. The primarily reason for the higher receivable figure was our substantial increase in revenues. We invoice for student materials and up front fees at the start of the school year.

The states in which we operate utilize a variety of funding methods which include funding to a school over the course of a school year, or in many cases, at the end or after the end of the school year. As a result, our AR balances will be at their highest levels at the beginning of the school year and decline over the course of the year.

Similarly, deferred revenues, which are primarily due to up front fees, are recognized as revenues over the course of the school year so this balance also will decline over the course of the year.

Ron has already provided you with his outlook for the fiscal year, and I just wanted to provide you with a few more details related to the outlook.

For net interest expense, we project $1.0 million to $1.2 million. This is primarily due to the interest expense on our capital lease balances.

For income taxes, we anticipate that cash tax payments for the fiscal year will be negligible. Our full year outlook estimated book tax rate is 43% to 44%. This is down from our 2009 book tax rate of 45.1%. Over the long term, we expect this rate to continue to decline toward 41% assuming existing tax laws.

For capital expenditures for the fiscal year, we project approximately $42 million, including the purchase of student computers.

And finally, based upon our current outlook, we expect to be free cash flow positive for the year so that the cash balance at the end of the fiscal year will exceed where we began the year.

And with that, I’ll turn it back to Ron.

Ronald Packard - K12 Inc. — CEO

Thank you, Keith. Now we would be happy to take questions.

QUESTION AND ANSWER

Operator

(Operating Instructions)

And our first question comes from the line of Suzie Stein with Morgan Stanley. Please proceed.

Suzanne Stein - Morgan Stanley — Analyst

Hi. Could you break down the CapEx number for us and just talk about maybe how we should be thinking about that number over the longer term?

Keith Haas - K12 Inc. — SVP — Finance and IR

This is Keith. Yes, in two perspectives. One is in terms of the student computer purchases, you know, we look at that for the full year. We expect that’ll actually be down a little bit compared to last year. Last year was $15.1 million, so based on the trends we’re seeing in the first quarter, that number will be a little bit lower — maybe $12.5 million for the year.

And then looking at the other buckets, product development expenses and systems and our technology purchases, those items combined will be relatively flat with last year 2009 to slightly up. But in aggregate, you know, staying within that $42 million for the full year combined.

Suzanne Stein - Morgan Stanley — Analyst

Okay, all right. And then a separate question. Is there anything now that’s outstanding on the legal or regulatory front that we should be thinking about?

Ronald Packard - K12 Inc. — CEO

Not that we’re aware of.

Suzanne Stein - Morgan Stanley — Analyst

Okay, good answer. And finally, I’m just curious, has there been any notable change over the past year in terms of the competitive environment?

Ronald Packard - K12 Inc. — CEO

No, I don’t think we could pick out a noticeable change. I mean I think it’s the same as it was. It’s maybe slightly even decreasing as you see the announcement that Apollo had that they may be getting rid of their high school business. So we haven’t picked up a change.

Suzanne Stein - Morgan Stanley — Analyst

Okay, great. Thank you.

Operator

And the next question comes from the line of Kelly Flynn with Credit Suisse. Please proceed.

Kelly Flynn - Credit Suisse — Analyst

Thanks. Actually picking up on what you just said, Ron, about Apollo’s announcement. You know, they had said they were exiting two states and obviously they’ve opted to consider selling the business.

Can you give us a sense of how we should think about that? I mean I guess broadly it seems like maybe it’s a more challenging business to operate than what some other folks may have thought. I mean how does that play into how you think about the business and any insights on that would be helpful.

Ronald Packard - K12 Inc. — CEO

Sure. I mean I think obviously Apollo’s a fantastic company, but I do think this business is different than the post secondary business. I think the fact that you have to deal in a highly regulated environment where children have to take state exams and compare them to brick and mortar schools makes this very different. I think also we have to operate schools at a lower price point.

So I think there are — the barriers to entry to this business are much larger than maybe others might have thought looking into it. I mean the fact that you built a critical mass, you figured out for nine years how to deliver student results in a virtual setting.

I mean I look at how much better we are in terms of the ability to deliver student results than we were just five years ago. And I think that that wasn’t obvious to people, but now it just states — I think it’s a great testimony to how hard this business is and to the core competencies that K12 has built over eight years serving now 69,000 kids.

We know how to train online teachers. We know how to get academic results. We know how to recruit and retain students. And these are hard. And so I think it says this is a hard business, but it’s a fantastic business. You have the core competencies to do it.

Kelly Flynn - Credit Suisse — Analyst

Okay, thanks. And then a second question. When you reported the fourth quarter, I think you said that due to various factors you had opted to basically deliberately limit enrollment in at least a few states. I think you addressed the Pennsylvania situation, but it’s my impression there were some other states where you had made some decisions to cap enrollments. Can you just update us on that if you can? Thanks.

Ronald Packard - K12 Inc. — CEO

What I said is — I think there’s a combination of reasons. I don’t think those reasons will exist going forward, so I don’t anticipate that from this year to next year that we’ll see that in any the states we operate in right now.

I mean another one of those things, just even in Ohio where you had a cloud hanging over the head for a while. Obviously it limited enrollment growth to what it would have been. But I think going forward I don’t see that at this moment in time occurring in any of the states we operate in.

Kelly Flynn - Credit Suisse — Analyst

But in fiscal ‘10, I mean of your 25 states, are there any where you basically capped enrollment for reasons unrelated to the state official caps?

Ronald Packard - K12 Inc. — CEO

As I mentioned earlier, there were a couple places where we deliberately restricted the growth of the school.

Kelly Flynn - Credit Suisse — Analyst

For fiscal ‘10?

Ronald Packard - K12 Inc. — CEO

Yes, fiscal ‘10. But like I said I don’t see that being the case for fiscal ‘11.

Kelly Flynn - Credit Suisse — Analyst

Okay, great. Thanks a lot. I appreciate it.

Ronald Packard - K12 Inc. — CEO

Thank you.

Operator

And the next question comes from the line of Ariel Sokol with Wedbush Securities. Please proceed.

Ariel Sokol - Wedbush Morgan Securities Inc. — Analyst

Hi, guys. Congratulations on the increased top line guidance, but a quick question on that. Is it possible to drill down a little bit and talk about the guidance assumptions associated with mid-year budget, reductions in various states, and how we should think about that as these headlines presumably come about and later in the year?

Ronald Packard - K12 Inc. — CEO

I think yes, we’ve built into all the reductions that we believe are likely to occur or have occurred. Obviously things could be more than that, or things could be less than that. But we built in what we know about at this moment in time.

Ariel Sokol - Wedbush Morgan Securities Inc. — Analyst

Is it possible to share what your thoughts are about general mid-year budget reductions then, and kind of your overview — your macro view of what could happen?

Ronald Packard - K12 Inc. — CEO

You know, that’s a pretty detailed question, but we have built in — if you look at our price per student it has dropped, so we’ve built in cuts. Whether they’re too much or too little, I think it’s hard to say and I’m not going to go into the process of economically forecasting.

We do the best we can knowing what we know, believe to happen or is likely to happen. But I mean others can forecast their budgets as well as I can.

Ariel Sokol - Wedbush Morgan Securities Inc. — Analyst

Okay, and then, again congratulations on being free cash flow positive for the year. Now that it seems like there isn’t a cash drain per se, to the extent that you’re thinking about possible acquisitions moving forward, what are some of the kind of areas you think would be good to maybe fill in a gap or two that you see in your product set?

Ronald Packard - K12 Inc. — CEO

You know, we’ll look at specialized content acquisitions like you saw with PowerSpeak a couple of years ago where we can fill in maybe some electives or things that we don’t currently have built. It may be possible that there’ll be ways that with some virtual schools that we can potentially take over, there’ll be both of that kind. And then there’s some other types of joints ventures and things we’re looking at as we speak to actually expand our — how we sell foreign languages and some other courses.

Ariel Sokol - Wedbush Morgan Securities Inc. — Analyst

And last question, so how do you think about near term accretion or dilution with respect to future acquisitions? Is that a consideration or is there a systematic kind of view point about there must be an accretive — you know, (inaudible) Q1 or for the full year?

Ronald Packard - K12 Inc. — CEO

Well, obviously we prefer accretive, but I think at the end of the day we look at a lot of factors, you know, present about NPV, ROI and to evaluate acquisitions. But, of course, you prefer to be accretive.

Ariel Sokol - Wedbush Morgan Securities Inc. — Analyst

Great, thank you.

Operator

And the next question comes from the line of Sara Gubins with Bank of America Merrill Lynch. Please proceed.

Sara Gubins - Bank of America Merrill Lynch — Analyst

Hi, good morning.

Ronald Packard - K12 Inc. — CEO

Good morning, Sara.

Sara Gubins - Bank of America Merrill Lynch — Analyst

I wanted to drill down a bit more into your guidance and I’ll start with revenue. The guidance for revenue for the full year suggests that growth year over year would be higher for the rest of the year than it was in the first quarter and I’m trying to understand what’s driving that.

Are you assuming that the declines in revenue per student might be a little bit better than they were in the first quarter on a year over year basis? Or are you assuming maybe that enrollment actually ticks up because maybe some enrollments came in past the end of this quarter?

Keith Haas - K12 Inc. — SVP — Finance and IR

Well, certainly on the revenue side when we look at the outlook for the full year based on what we think the full year will be, as we look at the seasonality, you know, I think that our seasonality for enrollments for this year wouldn’t be much different that it was last year. We certainly had a lot of students come into toward the end of the first quarter which again as those students come in you’re going to earn more of that revenue over the quarters two through four.

Sara Gubins - Bank of America Merrill Lynch — Analyst

So then maybe does that suggest that the seasonality might not be as much as it was from an enrollment perspective last year? So last year, for example, from the first quarter to the second quarter you were down about 1,100, 1,200 students sequentially. Would the fact that people came in kind of late in the quarter suggest that maybe that wouldn’t happen this year?

Keith Haas - K12 Inc. — SVP — Finance and IR

You know it might, it might, but again, part of the seasonality last year you remember was the starts that we had with high schools. So again, high school is a bigger percentage of our enrollment group this year and so that phenomenon we’re still looking at starting high school students in groups and so we’d expect to start larger groups in the third quarter.

Sara Gubins - Bank of America Merrill Lynch — Analyst

Okay. And then on the cost side, I’m hoping to understand a bit more about what might have been one time in your costs in the first quarter and therefore might not repeat for the rest of the year?

Keith Haas - K12 Inc. — SVP — Finance and IR

Yes, probably the primary one-time item in the first quarter was litigation expenses.

Sara Gubins - Bank of America Merrill Lynch — Analyst

And can you tell us how much that was?

Keith Haas - K12 Inc. — SVP — Finance and IR

We’re not going to disclose that.

Sara Gubins - Bank of America Merrill Lynch — Analyst

I guess — I’m struggling a little bit because your SG&A was up quite a bit sequentially and year over year. And so I’m trying to break down the components of that to understand where you might either get leverage or not in SG&A for the rest of the year to the extent that you can give us some help on that.

Keith Haas - K12 Inc. — SVP — Finance and IR

Well, you know, our SG&A is primarily driven by our growth in investments. So, for example, our marketing and sales expense and those are typically seasonal with the higher quarters being the fourth and first quarters, right, as we drive towards an opening enrollment. And there’s no reason to think that the seasonality of that would be much different.

When we look at leverage over the course of the year, historically we had our leverage in SG&A and we’re really giving up points on instructional costs and services if you will. And so if you look about this year and look at the lines of the P&L, we’re going to see probably not that same type of trend where SG&A is going to give us like last year 400 basis points in improvement.

And so we’ll be probably picking up those 200 EBITDA basis points — 100 to 200 EBITDA basis points across all three lines and not seeing quite a disparity or quite a differentiation as we did last year.

Sara Gubins - Bank of America Merrill Lynch — Analyst

Okay. And then the instructional costs and services was — leverage was really impressive this quarter and I’m just wondering if there would be an expectation that you would continue to see leverage in that line item throughout the rest of the year.

Keith Haas - K12 Inc. — SVP — Finance and IR

For the full year, we expect to see maybe a little bit of leverage in that line which again reverses quite a big trend from prior years.

But the first quarter again had a lot of leverage particularly because of our experience with fulfillment, right, so we’re not going to have the same leverage in the balance of the year in instructional costs and services primarily because there’s much less shipping activity. Plus in the second quarter, you start to have all your teachers on for a full quarter basis and that coverage again would be focused on the first quarter.

Sara Gubins - Bank of America Merrill Lynch — Analyst

Okay. And sorry to be so detailed about it, but I just want to make sure I understand.

Would you actually expect instructional costs to be up year over year as a percent of revenue later in the year, or is it just that they wouldn’t be down as much?

Keith Haas - K12 Inc. — SVP — Finance and IR

Well, it’s — again it’s probably close to flat for the year. It could be a little bit up, it could be a little bit down compared to where we are. But it wouldn’t be like in last year where we had the big increase as a percentage of revenue.

Sara Gubins - Bank of America Merrill Lynch — Analyst

Okay. And then last, could you just talk a little bit more about the kinds of investments that you are making this year and what you would expect to pay off to be later on?

You mentioned some non-managed school type investments.

Ronald Packard - K12 Inc. — CEO

Well, just the international academy for example. I mean that’s losing money, but the growth we’re seeing is strong. I mean I think it grew by almost 150%.

So we continue to invest and grow that school out. Eventually that school will be a great business, but it’s more expensive to market it, it’s still getting to scale. So that would be one example. We’re looking at doing some things with our foreign language line and to expand it to other markets. So that would be another example of that and there’s a few others.

The classroom business. I mean we continue to see extraordinary academic results in the classroom business. We’re able — they use — have teachers can use our product in a classroom and we’re seeing 10 to 20 points a gain per year without changing the school day, the teacher agreements or the faculty.

So we have this scalable way of improving brick and mortar schools and so that’s another example of what we’re investing in. And I think all of those can be fantastic businesses.

Sara Gubins - Bank of America Merrill Lynch — Analyst

Okay. Thanks, a lot.

Ronald Packard - K12 Inc. — CEO

Thank you.

Keith Haas - K12 Inc. — SVP — Finance and IR

Thank you.

Operator

And the next question comes from the line of Amy Junker with Robert W. Baird. Please proceed.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Hi, good morning. Thank you. If I can just clarify one of Sara’s questions, Keith, because I think maybe you might have misspoken. She asked about gross margin and what we can expect for the full year and you said you expected that to be flat. And is that correct that you expect the gross margin to be flat in which case that’s going to be down significantly for the remainder of the year?

Keith Haas - K12 Inc. — SVP — Finance and IR

Right. Again on a percentage of revenues basis, so looking at instructional costs and services as a percentage of revenues for the full year that number will be within 50 to 100 basis points of flat year over year.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Okay, so we should expect that — that’s going to ramp up a lot in the next couple of quarters?

Keith Haas - K12 Inc. — SVP — Finance and IR

As a percentage of revenue.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

And what’s driving — you know, why would we expect to see that, I guess?

Keith Haas - K12 Inc. — SVP — Finance and IR

Again, as you — our instructional costs and services expenses are pretty seasonal, right, so the big savings we’re seeing in the first quarter is from material shipments that were much lower this year than they were last year.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

No, that part I understand. I guess I’m thinking about for second, third and fourth quarter, that’s going to be down — or I guess up — instructional costs and services are going to be up as a percentage of revenue. Is that because of — is that a function of mix shift towards high school? What’s driving that reversed leverage?

Keith Haas - K12 Inc. — SVP — Finance and IR

The big increases in the first quarter — you don’t have teachers on board for full three — you know, full three months, right, because they come on in August and September. And so when you’re looking at Q2, you’ll basically have three full months of teaching expenses which again is still, by far, the largest expense in that line.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

And I guess let me ask it another way. Is there a point — I mean aside from this first quarter that was a little bit of an anomaly because you were working off of two very — two years of easy comps because of issues you guys had in year’s past so let’s exclude that.

Is there a point where you’re going to be able to see leverage on that line item going forward? Or is this just we’re going to continue to see degradation on the gross margin line going forward?

Keith Haas - K12 Inc. — SVP — Finance and IR

We think there’s a lot of leverage opportunities there going forward beyond this year — you know, beyond what we’re already seeing. Again keep in mind where we were last year. And we think there’s leverage again — continued leverage on the materials fulfillment that we have going forward. We think also on our school and instructional model, particularly the fixed resources that we have in the field, right, at the schools in the field.

Ronald Packard - K12 Inc. — CEO

So we don’t expect to see continued degradation.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Okay, thanks. That’s helpful. Let me just move on.

Ron, I noticed that you had updated your website and it looks like it’s much easier now for individuals to kind of purchase courses online — at least it appeared that way to me.

Ronald Packard - K12 Inc. — CEO

Thank you for noticing.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Have you seen a pick up in that business since that’s happened?

Ronald Packard - K12 Inc. — CEO

We think so. I mean it’s — that was only recently that we actually updated it, but we’re getting an enormous amount of web traffic now. So we’ll update that in the next call because I think we just did it like two months ago.

So we’ll give you the answer to that, but, yes, the answer is we updated it. It is much easier. We do believe given the web traffic increases we’re seeing which has been unbelievable that we’ll see a pick up in that business. And we’ll update you on the upcoming call.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Great. And if you can just touch on Agora, now that that’s finally been resolved, what are kind of the next steps? I guess I’m curious.

Can the Agora board contract directly with you now that the charter is going to be up at the end of this year? How should we kind of think about that going forward?

Ronald Packard - K12 Inc. — CEO

You know, I’d rather not speculate on it, but we believe Agora is going to continue and that K12 is going to continue to deliver the education it’s delivering for a long time to come. It’s going through a renewal process, but we’re optimistic.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Okay, great.

And then I guess just lastly on the four new states and then I’ll pass it over, I guess I was a little surprised that those states didn’t contribute a bit more given that they’re all in cap. If you look back last year, you had four new states and those contributed were I think all capped and contributed double the amount that you saw this year. Do you see that potentially ramping up throughout the year, particularly in Virginia and Alaska that were announced a little bit later? How should we think about those states?

Ronald Packard - K12 Inc. — CEO

Well, the way I would think about it is as follows. They are smaller and the reasons have to do with in Oklahoma there was a very narrow window that we only had really a few weeks to market to.

In Wyoming and Alaska are generally small states. Alaska, you know, you added Alaska almost after the school year began, right. So what I would suggest — and Virginia was also added after the school year began.

What I would expect is that this portfolio of four states will have tremendous growth, not necessarily within this year, but from this year to next year. You know, there’s no reason why Virginia and Oklahoma don’t become very, very large or one of our best states as we are located in Virginia.

And I think Alaska, given the geographic qualities of Alaska and also Wyoming for that matter, that they will become very good states. But just the sheer population numbers they’ll never be enormous.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

That’s helpful. Thanks so much, guys.

Ronald Packard - K12 Inc. — CEO

Thank you.

Operator

(Operating Instructions)

And the next question comes from the line of Jeff Silber with BMO Capital. Please proceed.

Jeffrey Silber - BMO Capital Markets — Analyst

Thanks so much. Ron, I believe you said in your prepared remarks that without the recession you thought enrollment growth would have been up even better.

Can you just elaborate on that? What gives you that confidence?

Ronald Packard - K12 Inc. — CEO

Well, yes, confidence is a strong word.

But I would say is we’ve done a lot of surveys now of customers who either didn’t enroll or didn’t complete the process and really for the first time ever, we picked up in that survey that significant — a discernable number of people were saying because of the economic environment we’re going to stay where we are. And it could — a lot of cases we picked that up on a number of kids so you’ve got to assume that a lot of those people would have completed the process had it not been for the environment.

And you can see where in a time of economic uncertainty, people tend to hunker down. And we speculated that that was the case in the last call. We’ve now seen that in some of our surveys that people literally because of the environment are having to either change their family situation or are deciding not to make a change. So that’s where it comes from.

Jeffrey Silber - BMO Capital Markets — Analyst

I actually — I was curious actually from the state’s perspective. Do any states or potential states see your product or this industry as a potential cost savings or a way to educate their students a little bit less expensively?

Ronald Packard - K12 Inc. — CEO

You know, I think they’re beginning to see that. I mean the facts are staggering when we go across the board and see that on average we’re at 65% of what the average state per pupil expenditure is per child. So we think more and more states are starting to see it that way and I think they’re also seeing it as an inevitable and very positive part of the future of education.

So we are a tremendous cost saver and you can avoid brick and mortar, building these schools. So we think that’s a trend that’s coming and they’re now starting to see it that way. It’s kind of emerging through the clouds.

Jeffrey Silber - BMO Capital Markets — Analyst

Okay, great. That’s helpful. Just one follow up on the CFO search. Are you looking for a different individual to fill the COO role, or do you think you’ll have that all in one person?

Ronald Packard - K12 Inc. — CEO

No, we will not have that all in one person. We have — a lot of the operations responsibilities — we are looking for a COO person, but we have a lot of the operational responsibilities were picked up by John Olsen, who’s now an executive vice president of operations who did the materials logistics in our call center and we had fantastic obviously materials delivery. So we are looking, but we’ve transferred those internally and they’re working quite well.

Jeffrey Silber - BMO Capital Markets — Analyst

Okay, great. And just a couple numbers questions. I’m just curious why stock based compensation went up so much and it seems to be going up dramatically for the year?

Keith Haas - K12 Inc. — SVP — Finance and IR

Yes, that’s really the cumulative affect of grants because we started from a very low ramp. If you think about, you know, before our IPO, the value of grants and the impact on the P&L was pretty minimal. But as you issue grants and you’re issuing them at the stock price — the current stock price, the value of those grants are higher.

So we basically started from a low base and they’re amortized over the vesting period which is four years, so you sort of get a cumulative affect of that growth.

Jeffrey Silber - BMO Capital Markets — Analyst

And assuming the stock price remains stable, there should not be major changes in that line item on a quarterly basis?

Keith Haas - K12 Inc. — SVP — Finance and IR

That’s right. It’d be relatively flat quarter to quarter.

Jeffrey Silber - BMO Capital Markets — Analyst

Okay, great. I was also curious why depreciation and amortization went up so dramatically, at least compared to revenues?

Keith Haas - K12 Inc. — SVP — Finance and IR

Well, again there’s a couple of drivers in the depreciation and amortization. The biggest one that we’re seeing an increase in is the amortization of our capitalized curriculum where as I mentioned once before that we’re kind of in the third or fourth year of our build out cycle and so we’re hearing — we’re seeing a higher ramp in amortization as we build those courses and amortize them over five years. So eventually they’ll get to a steady state and that’ll be probably about two years from now.

Jeffrey Silber - BMO Capital Markets — Analyst

So at least on a quarterly basis for the rest of the year, should we kind of use the year over year increase that we saw in the first quarter?

Keith Haas - K12 Inc. — SVP — Finance and IR

Well, if you look at our annual guidance, Jeff, and you see where we are in the first quarter, we’d expect that number to slowly pick up over the course of the year as we have two factors. One is, you know, we put the student computers in place basically at the end of the first quarter so we’ll see increases from that in later quarters. And then also from additional courses put into service.

Jeffrey Silber - BMO Capital Markets — Analyst

Okay, great. And what kind of share count should we be using for the year?

Keith Haas - K12 Inc. — SVP — Finance and IR

Well, I think now that we’ve been public for a couple of years, our share count should be pretty predictable. You know, if you look at what we had for the first quarter, there’s not a lot of things that are going to affect that going forward.

Jeffrey Silber - BMO Capital Markets — Analyst

Okay, great. I’ll jump back in the queue. Thanks so much.

Operator

And the next question comes from the line of Charles Kantor with Neuberger Berman. Please proceed.

Charles Kantor - Neuberger Berman — Analyst

Hey, good morning. You may have addressed this. I have two unrelated questions.

On the CFO search, did you suggest a timing around that?

Ronald Packard - K12 Inc. — CEO

Well, I said it should be in the very near future. We’re interviewing finalists as we speak.

Charles Kantor - Neuberger Berman — Analyst

Okay. And then on the free cash flow positive guidance for the year, I mean what gives you comfort — maybe not confidence that that’s achievable?

Keith Haas - K12 Inc. — SVP — Finance and IR

Well, it’s primarily looking at where we think we’ll be for a cash flow from operations this year. And the improvement we’ll see in that primarily from better inventory management and also looking at the trends we expect for accounts receivable.

Charles Kantor - Neuberger Berman — Analyst

Are there opportunities to do more with working capital something that kind of a continuous effort where you see an opportunity to generate more cash? Or is it more just a function of a singular year?

Keith Haas - K12 Inc. — SVP — Finance and IR

Well, I think there’s a lot things we can do over time to continue to improve working capital. And, for example, one is on the inventory management side. Historically we haven’t focused on managing the cash impact of that. We focus more on on time delivery and we think we now have got the on time delivery aspect correct.

And so now we’re going to look at really managing the inventory levels so we can really free up cash and be more efficient on an inventory management basis.

Charles Kantor - Neuberger Berman — Analyst

Thank you.

Keith Haas - K12 Inc. — SVP — Finance and IR

Thank you.

Operator

Ladies and gentlemen, this concludes today’s question and answer session. I would now like to turn the call over to Mr. Ron Packard for closing remarks.

Ronald Packard - K12 Inc. — CEO

Thank you for all of your interest. And I wanted to just let you know that we’ll presenting at the Signal Hill Education Conference in Baltimore next week on November 12th, so we look forward to seeing some of you there. And maybe we’ll see some of you at our annual shareholders meeting. Thanks again.

[END]